EXHIBIT 99.1
Financial Statements and Report of
Independent Certified Public Accountants
Missouri Gas Energy
December 31, 2012 and 2011

INDEX TO FINANCIAL STATEMENTS
Missouri Gas Energy

Financial Statements:	Page

Report of Independent Certified Public Accounting Firm	3

Balance Sheets - December 31, 2012 and 2011	6

Statements of Operations - Period from Acquisition (March 26, 2012) to December 31, 2012, the Period from January 1, 2012 to March 25, 2012, and the Years Ended December 31, 2011 and 2010	8

Statements of Comprehensive Income - Period from Acquisition (March 26, 2012) to December 31, 2012, the Period from January 1, 2012 to March 25, 2012, and the Years Ended December 31, 2011 and 2010	9

Statements of Parent’s Equity in Division - Period from Acquisition (March 26, 2012) to December 31, 2012, the Period from January 1, 2012 to March 25, 2012, and the Years Ended December 31, 2011 and 2010	10

Statements of Cash Flows - Period from Acquisition (March 26, 2012) to December 31, 2012, the Period from January 1, 2012 to March 25, 2012, and the Years Ended December 31, 2011 and 2010	11

Notes to Financial Statements	12

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors of
Southern Union Company

We have audited the accompanying financial statements of Missouri Gas Energy (MGE), which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of operations, comprehensive income, parent’s equity in division, and cash flows for the period from March 26, 2012 to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2011 and 2010, and the related notes to the financial statements.
Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Missouri Gas Energy (MGE) as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the period from March 26, 2012 to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2011 and 2010 in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Houston, Texas
March 29, 2013

FINANCIAL STATEMENTS

The financial statements presented here reflect the gas distribution operations of Missouri Gas Energy, a division of Southern Union Company (Southern Union) as a stand-alone business (MGE).

The accompanying financial statements and related footnotes present only the financial position, results of operations, comprehensive income, cash flows, and equity of MGE and reflect allocations of the cost of certain services provided to MGE for management, human resources, accounting, tax, legal, insurance and other corporate services. The financial statements do not include any allocation of interest expense. Management believes the amounts allocated are reasonable; however, the allocations may not be indicative of the cost of future operations or the amount of future allocations.

On March 26, 2012, all of the then outstanding stock of Southern Union was acquired by Sigma Acquisition Corporation, a wholly owned subsidiary of Energy Transfer Equity, L.P. (ETE). Southern Union’s March 26, 2012 merger transaction with ETE was accounted for by ETE using business combination accounting.  Under this method, the purchase price paid by the acquirer is allocated to the assets acquired and liabilities assumed as of the acquisition date based on their fair value.  By the application of “push-down” accounting, Southern Union’s assets, liabilities and equity, including those for MGE reported here were accordingly adjusted to fair value on March 26, 2012.  Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions.  See Note 3 to our financial statements for a discussion of the estimated fair values of MGE’s assets and liabilities recorded in connection with Southern Union’s merger with ETE.

Due to the application of “push-down” accounting, the financial statements and certain footnote disclosures of MGE are presented in two distinct periods to indicate the application of two different bases of accounting. Periods prior to March 26, 2012 are identified herein as “Predecessor,” while the period subsequent to the merger with ETE is identified as “Successor.”

Definitions

AOCI	accumulated other comprehensive income (loss)
ETE	Energy Transfer Equity, L.P.
ETP	Energy Transfer Partners, L.P., a subsidiary of ETE
GAAP	accounting principles generally accepted in the United States
Holdco	ETP Holdco Corporation
MPSC	Missouri Public Service Commission
MGE	Missouri Gas Energy
NEG	New England Gas Company

Missouri Gas Energy - Stand Alone
BALANCE SHEETS
(Dollars in thousands)

	Successor	Predecessor
	December 31, 2012	December 31, 2011
ASSETS
Utility Plant	$649,953	$1,040,594
Less – Accumulated depreciation and amortization	(15,793)	(417,910)
Construction work in process	4,152	5,631
Net Utility Plant	638,312	628,315

Goodwill	132,604	44,430
Other investments	3,334	4,052
Other Property and Investments	135,938	48,482

Current Assets:
Cash and cash equivalents	16,641	1,615
Accounts receivable:
Utility	50,363	63,285
Utility unbilled revenues	33,595	29,872
Associated companies	14,477	12,514
Other	4,644	6,217
Allowance for doubtful accounts	(500)	(905)
Inventories:
Natural gas stored underground	49,083	60,257
Materials and supplies at average cost	3,780	3,598
Prepayments and other	1,437	1,074
Total Current Assets	173,520	177,527

Deferred Charges:
Regulatory assets	62,523	20,680
Deferred purchased gas costs	39,039	48,927
Other	7,560	2,151
Total Deferred Charges	109,122	71,758
Total Assets	$1,056,892	$926,082

The accompanying notes are an integral part of these financial statements.

Missouri Gas Energy - Stand Alone
BALANCE SHEETS
(Dollars in thousands)

	Successor	Predecessor
	December 31, 2012	December 31, 2011
CAPITALIZATION AND LIABILITIES
Capitalization:
Parent’s equity in division	$700,544	$573,028
Total Capitalization	700,544	573,028

Current Liabilities:
Accounts payable	32,154	40,999
Advance customer billings	23,536	13,658
Wages and compensation accrued	6,320	4,631
Derivative instrument liability	8,142	34,468
Customer deposits	8,317	7,574
Taxes accrued	15,855	14,469
Deferred income taxes	10,626	5,793
Other	1,137	1,255
Total current liabilities	106,087	122,847

Deferred Credits and Other Liabilities:
Deferred income taxes	167,000	138,443
Pension and postretirement benefit costs	64,389	68,220
Derivative instrument liability	—	5,640
Regulatory liabilities	2,289	2,803
Other	16,583	15,101
Total Deferred Credits and Other Liabilities	250,261	230,207
Commitments and Contingencies (Note 11)
Total Capitalization and Liabilities	$1,056,892	$926,082

The accompanying notes are an integral part of these financial statements.

Missouri Gas Energy - Stand Alone
STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
Operating Revenues:
Regulated Gas Distribution	$282,782	$158,321	$588,203	$619,357
Other	7,249	3,975	10,842	13,004
Total Operating Revenues	290,031	162,296	599,045	632,361
Operating Expenses:
Natural gas	122,185	101,739	360,484	387,717
Other operation expenses	78,168	21,208	98,270	93,397
Maintenance	13,659	4,333	16,204	14,842
Depreciation and amortization	22,904	7,032	29,528	28,592
Taxes, other than income taxes	25,764	12,577	45,826	48,392
Total Operating Expenses	262,680	146,889	550,312	572,940
Operating Income	27,351	15,407	48,733	59,421
Other Income (Expense) - Net	(185)	54	(21)	(444)
Interest Income (Expense)	206	37	141	632
Income Before Income Taxes	27,372	15,498	48,853	59,609
Income Tax Expense	13,531	6,001	18,925	23,070
Net Income	$13,841	$9,497	$29,928	$36,539

The accompanying notes are an integral part of these financial statements.

Missouri Gas Energy - Stand Alone
STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands)

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
Net income	$13,841	$9,497	$29,928	$36,539
Other Comprehensive Income (Loss), Before Tax:
Defined benefit pension and other postretirement benefit plans:
Net actuarial gain (loss) arising during the period	(15,006)	1,366	(27,494)	746
Other Comprehensive Income (Loss), Before Tax	(15,006)	1,366	(27,494)	746
Income Tax (Benefit) Expense Related to Items of Other Comprehensive Income (Loss)	5,714	(528)	10,553	389
Other Comprehensive (Loss) Income, Net of Tax	(9,292)	838	(16,941)	1,135
Comprehensive income	$4,549	$10,335	$12,987	$37,674

The accompanying notes are an integral part of these financial statements.

Missouri Gas Energy - Stand Alone
COMBINED STATEMENTS OF PARENT’S EQUITY IN DIVISION
(Dollars in thousands)

	Parent’s Equity In Division	AOCI	Total Parent’s Equity in Division
Predecessor
Balance, December 31, 2009	$615,952	$(20,720)	$595,232
Other comprehensive loss, net of tax	—	1,135	1,135
Net income	36,539	—	36,539
Net transactions with the parent	3,141	—	3,141
Balance, December 31, 2010	655,632	(19,585)	636,047
Other comprehensive loss, net of tax	—	(16,941)	(16,941)
Net income	29,928	—	29,928
Net transactions with parent	(76,006)	—	(76,006)
Balance, December 31, 2011	609,554	(36,526)	573,028
Contribution from parent	112,944	—	112,944
Other comprehensive income, net of tax	—	838	838
Net income	9,497	—	9,497
Net transactions with parent	(55,561)	—	(55,561)
Balance, March 25, 2012	$676,434	$(35,688)	$640,746

Successor
Balance, March 26, 2012	$603,623	$—	$603,623
Contribution from parent	71,711	—	71,711
Other comprehensive loss, net of tax	—	(9,292)	(9,292)
Net income	13,841	—	13,841
Net transactions with parent	20,661	—	20,661
Balance, December 31, 2012	$709,836	$(9,292)	$700,544

The accompanying notes are an integral part of these financial statements.

Missouri Gas Energy - Stand Alone
STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
CASH FLOWS FROM OPERATING ACTIVITES:
Net income	$13,841	$9,497	$29,928	$36,359
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22,904	7,032	29,528	28,592
Deferred income taxes	14,816	6,837	3,148	14,907
Change in assets and liabilities:
Accounts receivable	(7,197)	7,913	12,671	(22,430)
Accounts receivable – associated companies	(14,477)	19,382	(375)	(12,139)
Accounts payable and advanced customer billings	32,305	(35,055)	(8,690)	12,935
Taxes accrued	894	(296)	(1,277)	3,080
Natural gas stored underground	(7,319)	18,493	(6,802)	200
Other assets and liabilities	43,625	9,317	55,609	(16,381)
Net change in derivatives	(30,595)	(1,957)	2,673	(6,165)
Net change in pension and OPEB	(15,006)	1,366	(27,492)	745
Delayed customer billings	(26,406)	22,683	19,618	(4,653)
Net cash flows provided by operating activities	27,385	65,212	108,539	35,230
CASH FLOWS FROM INVESTING ACTIVITES:
Capital expenditures	(26,989)	(6,386)	(37,145)	(32,890)
Net cash flows used in investing activities	(26,989)	(6,386)	(37,145)	(32,890)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net investment by (advances to) parent	20,661	(55,561)	(76,006)	3,141
Cash transfers to associated companies	(1,100)	—	—	—
Other	(5,106)	(3,090)	4,564	(5,516)
Net cash flows provided by (used in) financing activities	14,455	(58,651)	(71,442)	(2,375)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,851	175	(48)	(35)
CASH AND CASH EQUIVALENTS, beginning of period	1,790	1,615	1,663	1,698
CASH AND CASH EQUIVALENTS, end of period	$16,641	$1,790	$1,615	$1,663

The accompanying notes are an integral part of these financial statements.

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS
(Tabular dollar amounts are in thousands)

NOTE 1 – OPERATIONS AND ORGANIZATION
Missouri Gas Energy (MGE) is primarily engaged in the local distribution of natural gas and serves natural gas end-use customers in western Missouri.
In December 2012, Southern Union Company (Southern Union) entered into definitive purchase and sale agreements dated December 14, 2012 with Plaza Missouri Acquisition, Inc. (Plaza Missouri) and Plaza Massachusetts Acquisition, Inc. (Plaza Massachusetts), both of which are subsidiaries of The Laclede Group, Inc. (Laclede), pursuant to which Plaza Missouri has agreed to acquire the assets of Southern Union’s MGE division, and Plaza Massachusetts has agreed to acquire the assets of Southern Union’s NEG division for an aggregate purchase price of approximately $1.035 billion including the assumption of $19.5 million in outstanding debt, subject to customary closing adjustments.  Effective January 11, 2013, Laclede’s subsidiary, Laclede Gas Company (Laclede Gas), and Plaza Missouri entered into an assignment and assumption agreement pursuant to which Laclede Gas assumed all of Plaza Missouri’s duties and obligations under its purchase and sale agreement with Southern Union. Subsequently, on February 11, 2013, Laclede announced that it had entered into an agreement with Algonquin Power & Utilities Corp (APUC) pursuant to which APUC agreed to acquire, through a subsidiary, all of the outstanding shares of common stock of Plaza Massachusetts from Laclede immediately prior to Plaza Massachusetts’ purchase of the assets of NEG from Southern Union, subject to certain approvals.  It is expected that the transactions contemplated by the purchase and sale agreements will close by the end of the third quarter of 2013.
See Note 3 for information related to Southern Union’s merger with ETE.

NOTE 2 – ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET DETAIL

1.	Basis of Presentation
The MGE financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The accompanying financial statements and related notes present the financial position, results of operations, comprehensive income, parent’s equity in division, and cash flows of MGE and reflect allocations of certain services provided to MGE for management, human resources, accounting, tax, legal, insurance and other corporate services. The financial statements do not include any allocation of interest expense. Management believes the amounts allocated are reasonable; however, the allocations may not be indicative of the cost of future operations or the amount of future operations.

2.	System of Accounts
The accounts of MGE are maintained in accordance with the Uniform System of Accounts prescribed by the MPSC, which system substantially conforms to that prescribed by the Federal Energy Regulatory Commission (FERC).

3.	Business Combination Accounting
Southern Union’s March 26, 2012 merger transaction with ETE was accounted for by ETE using business combination accounting.  Under this method, the purchase price paid by the acquirer is allocated to the assets acquired and liabilities assumed as of the acquisition date based on their fair value.  By the application of “push-down” accounting, Southern Union’s assets, liabilities and equity, including MGE’s reported here, were accordingly adjusted to fair value on March 26, 2012.  Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions.  See Note 3 for a discussion of the estimated fair values of assets and liabilities of MGE recorded in connection with the ETE Merger.

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 2 – ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET
DETAIL – Continued
Due to the application of “push-down” accounting, the financial statements and certain footnote disclosures for MGE are presented in two distinct periods to indicate the application of two different bases of accounting. Periods prior to March 26, 2012 are identified herein as “Predecessor,” while the period subsequent to the ETE Merger are identified as “Successor.”

4.	Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

5.	Subsequent Events
Management has evaluated subsequent events through March 29, 2013, the date the financial statements were available to be issued. For more information, see Note 11.

6.	Property, Plant and Equipment
Ongoing additions of property, plant and equipment are stated at cost. MGE capitalizes all construction-related direct labor and material costs, as well as indirect construction costs. Such indirect construction costs primarily include labor and related costs of departments associated with supporting construction activities.  The indirect capitalized labor and related costs are largely based upon results of periodic time studies or management reviews of time allocations, which provide an estimate of time spent supporting construction projects.  The cost of replacements and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs and replacements of minor property, plant and equipment items is charged to expense as incurred.
When ordinary retirements of property, plant and equipment occur within MGE’s regulated businesses, the original cost less salvage value is removed by a charge to accumulated depreciation and amortization, with no gain or loss recorded.

7.	Depreciation
MGE computes depreciation expense using the straight-line method. Depreciation rates for MGE regulated operations are approved by the applicable regulatory commissions.

8.	Asset Impairment
An impairment loss is recognized when the carrying amount of a long-lived asset used in operations is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  A long-lived asset is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. MGE did not record any impairment during the periods presented in these combined financial statements.

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 2 – ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET
DETAIL – Continued

9.	Asset Retirement Obligations
Asset retirement obligations represent legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset.  We recognize asset retirement obligations in the period when it is incurred.  We are not able to reasonably estimate the fair value of the asset retirement obligations for portions of our assets because both the settlement date and the means of settlement are indeterminable.

10.	Goodwill
Goodwill resulting from a purchase business combination is not amortized, but instead is tested for impairment at the reporting unit level at least annually as of November 30 by applying a fair-value based test.  The annual impairment test is updated if events or circumstances occur that would more likely than not reduce the fair value of the reporting unit below its book carrying value.  No goodwill impairments were recorded at the reporting unit level for the periods presented in these financial statements.

11.	Cash and Cash Equivalents and Supplemental Cash Flow Information
Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.
Under MGE’s cash management system, checks issued but not presented to banks frequently result in book overdraft balances for accounting purposes and are classified in accounts payable in the balance sheets.  At December 31, 2012 and 2011, such book overdraft balances classified in accounts payable were approximately $0 and $8.2 million, respectively.
Non-cash investing and financing activities and supplemental cash flow information are as follows:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
SUPPLEMENTAL CASH FLOW INFORMATION:
Accrued capital expenditures	$1,055	$—	$864	$3,134

12.	Environmental Expenditures
Environmental expenditures that are not recoverable according to an existing regulatory mechanism are expensed as incurred otherwise they are included in Regulatory Assets on the balance sheet. Liabilities are recorded when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated.  Remediation obligations are not discounted because the timing of future cash flow streams is not predictable.

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 2 – ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET
DETAIL – Continued

13.	Natural Gas Distribution Revenues and Natural Gas Purchase Costs
Natural gas utility customers are billed on a monthly-cycle basis.  The related cost of natural gas and revenue taxes are matched with cycle-billed revenues through utilization of purchased natural gas adjustment provisions in tariffs approved by the regulatory agencies having jurisdiction.  Revenues from natural gas delivered but not yet billed are accrued, along with the related natural gas purchase costs and revenue-related taxes.

14.	Purchased Gas Adjustments and Deferred Account
As authorized by the MPSC, the Purchase Gas Adjustment (PGA) Clause allows MGE to flow through to customers, subject to prudence review by the MPSC, the cost of purchased gas supplies. To better match customer billings with market natural gas prices, MGE is allowed to file to modify, on a periodic basis, the level of gas costs in its PGA. Certain provisions of the PGA Clause are included below:

•
MGE has a risk management policy that allows for the purchase of natural gas derivative instruments with the goal of managing price risk associated with purchasing natural gas on behalf of its customers. The MPSC clarified that costs, cost reductions, and carrying costs associated with MGE’s use of natural gas derivative instruments are gas costs recoverable through the PGA mechanism.

•
The tariffs allow MGE flexibility to make up to three discretionary PGA changes during each year, in addition to its mandatory November PGA change, so long as such changes are separated by at least two months.

•	MGE is also authorized to apply carrying costs to all over- or under-recoveries of gas costs, including costs and cost reductions associated with the use of derivative instruments.

•
Pursuant to the provisions of MGE’s PGA Clause, the difference between actual costs incurred and costs recovered through the application of the PGA are reflected as a deferred charge or credit. These costs include costs and cost reductions associated with the use of derivative instruments and gas inventory carrying costs, amounts due to or from customers related to gas commodity costs, refunds received from MGE’s suppliers in connection with gas supply, transportation, and storage services, and carrying costs on such over- or under- recoveries. At that time, the balance is classified as a current asset or current liability and recovered from, or credited to, customers over an annual period commencing in November. The balance is amortized as amounts are reflected in customer billings. The PGA Clause also provides for the treatment of income from off-system sales and capacity release revenues. Pre-tax income from off-system sales and capacity release revenues is shared with customers, with an estimated amount assumed in PGA rates. The customer share of such income is determined in accordance with the table below. The difference between the actual amount allocated to customers for each fiscal year and the estimated amount assumed in PGA rates is recovered from, or credited to, customers over an annual period commencing in the subsequent November.

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 2 – ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET
DETAIL – Continued

Pre-tax Income	Customer Share	Company Share
First $1.2 million	85%	15%
From $1.2 to $2.4 million	80%	20%
From $2.4 to $3.6 million	75%	25%
Amounts exceeding $3.6 million	70%	30%

15.	Accounts Receivable and Allowance for Doubtful Accounts
MGE manages trade credit risks to minimize exposure to uncollectible trade receivables.  In MGE’s operations, concentrations of credit risk in trade receivables are limited due to the large customer base with relatively small individual account balances.  Additionally, when permitted by tariffs under which MGE operates, MGE requires a deposit from customers who lack a credit history or whose credit rating is substandard. MGE Operations also receive advances for future natural gas deliveries. MGE utilizes the allowance method for estimating the allowance for uncollectible accounts, which is primarily based on the application of historical bad debt percentages applied against its aged accounts receivable. Changes in the allowance are recorded as a component of operating expenses; reductions in the allowance are recorded when receivables are subsequently collected or written off.  Past due receivable balances are written-off when MGE’s efforts have been unsuccessful in collecting the amount due.
The following table presents the balance in the allowance for doubtful accounts and activity for the periods presented.

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
Beginning balance	$1,905	$905	$2,005	$305
Charges (credits) to cost and expenses	(3,566)	637	7,455	8,504
Recovery (write-off) of uncollectible accounts	2,161	363	(8,555)	(6,804)
Ending balance	$500	$1,905	$905	$2,005

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 2 – ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET
DETAIL – Continued

16.	Accumulated Other Comprehensive Loss
The main components of other comprehensive loss that relate to MGE are net earnings and unrealized actuarial gain (loss) and prior service credits (cost) on pension and other postretirement benefit plans.  For more information, see Note 6.

17.	Inventories
Inventories held by MGE primarily consist of natural gas in underground storage and materials and supplies.  The natural gas in underground storage inventory carrying value is stated at weighted average cost and is not adjusted to a lower market value because, pursuant to purchased natural gas adjustment clauses, actual natural gas costs are recovered in customers’ rates.  Materials and supplies inventory is also stated at weighted average cost.
The following table sets forth the components of inventory at the dates indicated:

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Natural gas (1)	$49,083	$60,257
Materials and Supplies	3,780	3,598
Total Inventories	$52,863	$63,855

(1)	Natural gas volumes held for MGE operations, at December 31, 2012 and 2011 were 13.3 Bcf and 13.8 Bcf, respectively.

18.	Regulatory Assets and Liabilities
MGE is subject to regulation by certain state and federal authorities.  MGE’s accounting policies are in accordance with the accounting requirements and ratemaking practices of the applicable regulatory authorities.  These accounting policies allow MGE to defer expenses and revenues on the balance sheets as regulatory assets and liabilities when it is probable that those expenses and revenues will be allowed in the ratemaking process in a period different from the period in which they would have been reflected in the statements of operations by an unregulated company.  These deferred assets and liabilities then flow through the results of operations in the period in which the same amounts are included in rates and recovered from or refunded to customers.  Management’s assessment of the probability of recovery or pass through of regulatory assets and liabilities requires judgment and interpretation of laws and regulatory commission orders.  If, for any reason, MGE ceases to meet the criteria for application of regulatory accounting treatment for all or part of its operations, the regulatory assets and liabilities related to those portions ceasing to meet such criteria would be eliminated from the balance sheets and included in the statements of operations for the period in which the discontinuance of regulatory accounting treatment occurs. See Note 4.

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 2 – ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET
DETAIL – Continued

19.	Fair Value Measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Southern Union utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about nonperformance risk, which is primarily comprised of credit risk (both MGE’s own credit risk and counterparty credit risk) and the risks inherent in the inputs to any applicable valuation techniques.  Southern Union places more weight on current market information concerning credit risk (e.g. current credit default swap rates) as opposed to historical information (e.g. historical default probabilities and credit ratings).  These inputs can be readily observable, market corroborated, or generally unobservable.  Southern Union endeavors to utilize the best available information, including valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.  A three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value, is as follows:

•	Level 1 - Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2 - Observable inputs such as: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active and do not require significant adjustment based on unobservable inputs; or (iii) valuations based on pricing models, discounted cash flow methodologies or similar techniques where significant inputs (e.g., interest rates, yield curves, etc.) are derived principally from observable market data, or can be corroborated by observable market data, for substantially the full term of the assets or liabilities; and

•
Level 3 - Unobservable inputs, including valuations based on pricing models, discounted cash flow methodologies or similar techniques where at least one significant model assumption or input is unobservable.  Unobservable inputs are used to the extent that observable inputs are not available and reflect Southern Union’s own assumptions about the assumptions market participants would use in pricing the assets or liabilities.  Unobservable inputs are based on the best information available in the circumstances, which might include Southern Union’s own data.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  MGE’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of these assets and liabilities and their placement within the fair value hierarchy.
MGE did not have any Level 1 or 3 instruments at December 31, 2012 and 2011. MGE’s Level 2 instruments include commodity derivative instruments such as natural gas basis swap derivatives that are valued based on pricing models where significant inputs are observable.
See Note 10 and 7 for additional information regarding the fair value assets and liabilities of MGE measured on a recurring and nonrecurring basis, respectively.

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 2 – ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET
DETAIL – Continued

20.	Derivative Instruments and Hedging Activities
All derivatives are recognized on the balance sheets at their fair value.  MGE enters into these derivative contracts for purposes of abiding by the price stabilization requirements of the Missouri Public Service Commission. All hedging related activity is recorded as an adjustment to Deferred Gas Purchase costs for the value of any settled positions as well as the adjustment of fair value for any unsettled positions. See Note 9 and Note 10 for additional related information.

21.	Franchise and Sales Taxes
Gross receipts taxes associated with MGE are imposed on the organization and billed to its customers. These amounts are recorded gross in the statements of operations. Amounts recorded in Regulated Gas Distribution Operating Revenues were $16.0 million, $10.8 million, $35.6 million, and $37.6 million for the period from Acquisition (March 26, 2012) to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2012, 2011 and 2010, respectively. Franchise taxes are expensed by MGE and included in Taxes, other than income taxes.
Sales taxes imposed on applicable sales of MGE are billed to customers. These amounts are not recorded in the statements of operations, but are recorded as both Accounts Receivable and as tax collections payable included as Other in the Current Liabilities section of the balance sheets.

22.	Income Taxes
Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.
The determination of the provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in our financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, we reassess these probabilities and record any changes through the provision for income taxes.
MGE is not treated as a separate taxpayer; instead, their income is taxable as part of Southern Union.  MGE will continue to be responsible for its share of taxes based on its taxable income, which will generally equal to the liability MGE would have incurred as a separate taxpayer.

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 2 – ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET
DETAIL – Continued

23.	Pensions and Other Postretirement Benefit Plans
Employers are required to recognize in their balance sheets the overfunded or underfunded status of defined benefit pension and other postretirement plans, measured as the difference between the fair value of the plan assets and the benefit obligation (the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans).  Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. Employers must recognize the change in the funded status of the plan in the year in which the change occurs through accumulated other comprehensive loss in equity.
See Note 7 for additional related information.

24.	Commitments and Contingencies
MGE is subject to proceedings, lawsuits and other claims related to environmental and other matters.  Accounting for contingencies requires significant judgment by management regarding the estimated probabilities and ranges of exposure to potential liability.  For further discussion of MGE’s commitments and contingencies, see Note 11.

NOTE 3 – ETE MERGER AND OTHER TRANSACTIONS

1.	Description of Merger
On March 26, 2012, Southern Union, ETE, and Sigma Acquisition Corporation, a wholly-owned subsidiary of ETE (Merger Sub), completed their previously announced merger transaction.  Pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, as amended by Amendment No. 1 thereto dated as of September 14, 2011 (as amended, the Merger Agreement), among Southern Union, ETE and Merger Sub, Merger Sub was merged with and into Southern Union, with Southern Union continuing as the surviving corporation as an indirect, wholly-owned subsidiary of ETE (ETE Merger).  The ETE Merger became effective on March 26, 2012 at 12:59 p.m., Eastern Time (the Effective Time).

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 3 – ETE MERGER AND OTHER TRANSACTIONS – Continued

2.	Allocation of Consideration Transferred
The ETE Merger was accounted for using business combination accounting under applicable accounting principles.  Business combination accounting requires, among other things, that assets acquired and liabilities assumed be recognized on the balance sheet at their fair values as of the acquisition date.  The table below represents the allocation of the total consideration to MGE’s tangible and intangible assets and liabilities as of March 26, 2012 based upon management’s estimate of their respective fair values.  Certain amounts included in the purchase price allocation as of December 31, 2012 have been changed from amounts previously reflected based on management’s review of the valuation.

Cash and cash equivalents	$1,790
Other current assets	143,505
Property and equipment	629,453
Goodwill	132,603
Other noncurrent assets	80,450
Deferred income taxes	(168,524)
Other liabilities	(215,654)
Total purchase price	$603,623

The goodwill resulting from the ETE Merger was primarily due to expected commercial and operational synergies and is not deductible for tax purposes.
On the combined statements of parent’s equity in division, contribution from parent for the period ended March 25, 2012 represents the identified goodwill attributed to MGE related to the ETE Merger. Contribution from parent for the period ended December 31, 2012 represents changes in the initial value of goodwill due to subsequent purchase price allocation adjustments.

NOTE 4 – REGULATORY ASSETS:
The following table provides a summary of regulatory assets at the dates indicated:

	Successor	Predecessor
	December 31, 2012	December 31, 2011

Pension and Other Postretirement Benefits	$484	$10,481
Missouri Safety Program	—	448
Accumulated Other Comprehensive Income at merger	46,329	—
Other	15,710	9,751
Total	$62,523	$20,680

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

Business combination accounting requires Accumulated Other Comprehensive Income to be written down to zero. Since Accumulated Other Comprehensive Income is recoverable in rates, the balance was recorded as a regulatory asset as part of the purchase price allocation.
As of December 31, 2012 and 2011, $6.3 million and $12.8 million, respectively, was being recovered in current rates.
NOTE 5 – PARENT’S EQUITY IN DIVISION
Southern Union uses a centralized approach to cash management in which all cash receipts and cash disbursements are processed through Southern Union’s cash accounts with corresponding credit or charges to intercompany accounts with the LDC Operations. The LDC Operations’ intercompany accounts are also credited and charged for allocations of corporate costs. The combined intercompany accounts representing intercompany payables to the parent are classified in parent’s equity in division.
Selling, general and administrative expenses in the combined statements of operations include expenses allocated by Southern Union to cover legal, accounting, treasury, tax, human resources, information technology, insurance and other corporate services provided to the LDC Operations. These allocations were based on the modified Massachusetts formula typically based on non gas cost related expenses, utility investment, throughput volumes and other measures that management believes are reasonable and result in an allocation of Southern Union’s cost of doing business amongst the divisions and subsidiaries of Southern Union Company.
The following table summarizes the LDC Operations’ transactions with associated companies:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
Allocations included in operating expenses:
Service fee – 1.5% of net sales	$774	$756	$3,025	$3,065
Royalty fee – 1% of net sales	516	504	2,017	2,043
Joint and common cost allocation	3,090	1,686	7,501	7,063
Total	$4,380	$2,946	$12,543	$12,171
Allocations included in construction costs
Joint and common cost allocation	$1,169	$638	$2,837	$2,672

In June 2012, Southern Union discontinued billing the LDC Operations for the service fee and the royalty fee. Only the joint and common cost allocation continues.

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 6 – COMPREHENSIVE INCOME (LOSS)
The tables below set forth the tax amounts included in the respective components of other comprehensive income (loss) for the periods presented:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
Income taxes included in other comprehensive income (loss):
Actuarial (gain) loss relating to pension and other postretirement benefits	$5,714	$(528)	$10,553	$389
Total	$5,714	$(528)	$10,553	$389

The table below presents the components in accumulated other comprehensive income (loss), net of tax, as of the dates indicated:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
Benefit plans:
Net actuarial loss and prior service costs - pensions	$(7,625)	$(34,484)	$(35,322)	$(22,470)
Net actuarial gain and prior service credit – OPEB	(1,667)	(1,204)	(1,204)	2,885

Total accumulated other comprehensive loss, net of tax	$(9,292)	$(35,668)	$(36,526)	$(19,585)

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 7 – RETIREMENT BENEFITS

1.	Pension and Other Postretirement Benefit Plans
Southern Union has funded non-contributory defined benefit pension plans that cover substantially all distribution operation employees.  Normal retirement age is 65, but certain plan provisions allow for earlier retirement.  Pension benefits are calculated under formulas principally based on average earnings and length of service for salaried and non-union employees and average earnings and length of service or negotiated non-wage based formulas for union employees.
The postretirement benefits include health care plans that generally provide for cost sharing between Southern Union and its retirees in the form of retiree contributions, deductibles, coinsurance, and a fixed cost cap on the amount Southern Union pays annually to provide future retiree health care coverage under certain of these plans.

2.	Obligations and Funded Status
Pension and other postretirement benefit liabilities are accrued on an actuarial basis during the years an employee provides services.

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 7 – RETIREMENT BENEFITS – Continued
The following tables contain information at the dates indicated about the obligations and funded status of MGE pension and other postretirement plans on a basis:

Pension Benefits			Other Postretirement Benefits
	Successor	Predecessor		Successor	Predecessor
	December 31,	March 25,	December 31,	December 31,	March 25,	December 31,
	2012	2012	2011	2012	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of period	$169,985	$167,935	$146,451	$27,853	$28,309	$24,578
Service cost	2,250	642	2,365	229	69	284
Interest cost	5,183	1,558	7,642	778	249	1,239
Amendments	—	—	—	—	—	—
Benefits paid, net	(6,643)	(2,140)	(8,391)	(1,934)	(467)	(1,875)
Curtailments	—	—	—	—	236	253
Actuarial loss and other	9,949	1,990	19,868	2,911	(543)	3,830
Benefit obligation at end of period	$180,724	$169,985	$167,935	$29,837	$27,853	$28,309

Change in plan assets:
Fair value of plan assets at beginning of period	$107,983	$99,715	$95,839	$30,212	$28,758	$27,743
Return on plan assets and other	4,789	8,115	(202)	1,058	1,921	225
Employer contributions	10,206	2,293	12,469	2,487	—	2,665
Benefits paid, net	(6,643)	(2,140)	(8,391)	(1,934)	(467)	(1,875)
Fair value of plan assets at end of period	$116,335	$107,983	$99,715	$31,823	$30,212	$28,758

Amount underfunded (overfunded) at end of period	$64,389	$62,002	$68,220	$(1,986)	$(2,359)	$(449)

Amounts recognized in the balance sheets consist of:
Noncurrent assets	$—	$—	$—	$1,986	$2,359	$449
Noncurrent liabilities	(64,389)	(62,002)	(68,220)	—	—	—
	$(64,389)	$(62,002)	$(68,220)	$1,986	$2,359	$449

Amounts recognized in accumulated other comprehensive loss (pre-tax basis) consist of:
Net actuarial loss	$12,064	$50,467	$56,534	$2,718	$725	$2,804
Prior service cost	—	948	1,033	—	—	—
	$12,064	$51,415	$57,567	$2,718	$725	$2,804

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 7 – RETIREMENT BENEFITS – Continued
The following table summarizes information at the dates indicated for plans with an accumulated benefit obligation in excess of plan assets.

	Pension Benefits			Other Postretirement Benefits
	Successor	Predecessor		Successor		Predecessor
	December 31, 2012	December 31, 2011		December 31, 2012		December 31, 2011
Projected benefit obligation	$180,724	$167,935	$	N/A	$	N/A
Accumulated benefit obligation	169,861	158,918		N/A		N/A
Fair value of plan assets	116,335	99,715		N/A		N/A

3.	Components of Net Periodic Benefit Cost
The following tables set forth the components of net periodic benefit cost of MGE’s pension and postretirement benefit plans for the periods presented below:

	Pension Benefits
	Successor	Predecessor
	December 31, 2012	March 25, 2012	December 31, 2011	December 31, 2010
Net Periodic Benefit Cost:
Service cost	$2,250	$642	$2,365	$2,130
Interest cost	5,183	1,558	7,642	7,700
Expected return on plan assets	(6,904)	(1,846)	(8,014)	(7,065)
Prior service cost amortization	—	86	380	345
Actuarial loss amortization	—	1,789	6,758	6,948
	529	2,229	9,131	10,058
Regulatory adjustment (1)	6,990	253	868	(4)
Net periodic benefit cost	$7,519	$2,482	$9,999	$10,054

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 7 – RETIREMENT BENEFITS – Continued

	Other Postretirement Benefits
	Successor	Predecessor
	December 31, 2012	March 25, 2012	December 31, 2011	December 31, 2010
Net Periodic Benefit Cost:
Service cost	$229	$69	$284	$272
Interest cost	778	249	1,239	1,314
Expected return on plan assets	(1,364)	(386)	(1,659)	(1,275)
Prior service cost amortization	—	—	—	165
Actuarial loss amortization	500	—	(1,282)	(1,546)
	143	(68)	(1,418)	(1,070)
Regulatory adjustment (1)	1,883	657	2,665	2,665
Net periodic benefit cost	$2,026	$589	$1,247	$1,595

(1)
MGE recovers certain qualified pension benefit plan and other postretirement benefit plan costs through rates charged to utility customers.  The MPSC requires that the recovery of these costs be based on the Employee Retirement Income Security Act of 1974, as amended, or other utility commission specific guidelines.  The difference between these regulatory-based amounts and the periodic benefit cost calculated pursuant to GAAP is deferred as a regulatory asset or liability and amortized to expense over periods in which this difference will be recovered in rates, as promulgated by the MPSC.

The estimated net actuarial loss (gain) and prior service cost (credit) for pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2013 are $2.4 million and zero, respectively.  The estimated net actuarial loss (gain) and prior service cost (credit) for other postretirement plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2013 are $0.5 million and zero, respectively.

4.	Assumptions
The weighted-average assumptions used in determining benefit obligations at the dates indicated are shown in the table below.

	Pension Benefits			Other Postretirement Benefits
	Successor	Predecessor		Successor	Predecessor
	December 31, 2012	March 25, 2012	December 31, 2011	December 31, 2012	March 25, 2012	December 31, 2011
Discount rate	3.65%	4.07%	4.12%	3.23%	3.74%	3.88%
Rate of compensation increase	3.15%	3.00%	3.00%	N/A	N/A	N/A

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 7 – RETIREMENT BENEFITS – Continued
The weighted-average assumptions used in determining net periodic benefit cost for the periods presented are shown in the table below.

	Pension Benefits
	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
Discount rate	4.07%	4.12%	5.33%	5.79%
Expected return on assets:
Tax exempt accounts	8.25%	8.25%	8.25%	8.25%
Taxable accounts	N/A	N/A	N/A	N/A
Rate of compensation increase	3.00%	3.00%	3.00%	3.28%

	Other Postretirement Benefits
	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
Discount rate	3.74%	3.88%	4.94%	5.59%
Expected return on assets:
Tax exempt accounts	7.00%	7.00%	7.00%	7.00%
Taxable accounts	4.50%	4.50%	4.50%	5.00%
Rate of compensation increase	N/A	N/A	N/A	N/A

MGE employs a building block approach in determining the expected long-term rate of return on the plans’ assets, with proper consideration of diversification and rebalancing.  Historical markets are studied and long-term historical relationships between equities and fixed-income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run.  Current market factors such as inflation and interest rates are evaluated before long-term market assumptions are determined.  Peer data and historical returns are reviewed to ensure reasonableness and appropriateness.

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 7 – RETIREMENT BENEFITS – Continued
The assumed health care cost trend rates used to measure the expected cost of benefits covered by MGE’s other postretirement benefit plans are shown in the table below.

	Successor	Predecessor
	December 31, 2012	March 25, 2012	December 31, 2011
Health care cost trend rate assumed for next year	8.50%	8.00%	8.50%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	4.50%	4.75%	4.75%
Year that the rate reaches the ultimate trend rate	2020	2019	2019

Assumed health care cost trend rates have a significant effect on the amounts reported for healthcare plans.  A 1% change in assumed health care cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$(7)	$7
Effect on accumulated postretirement benefit obligation	(223)	213

5.	Plan Assets
Southern Union’s overall investment strategy is to maintain an appropriate balance of actively managed investments with the objective of optimizing longer-term returns while maintaining a high standard of portfolio quality and achieving proper diversification.  To achieve diversity within its pension plan asset portfolio, Southern Union has targeted the following asset allocations: equity of 25% to 70%, fixed income of 15% to 35%, alternative assets of 10% to 35% and cash of 0% to 10%.  To achieve diversity within its other postretirement plan asset portfolio, Southern Union has targeted the following asset allocations: equity of 25% to 35%, fixed income of 65% to 75% and cash and cash equivalents of 0% to 10%.  These target allocations are monitored by the Investment Committee of the Board in conjunction with an external investment advisor.  On occasion, the asset allocations may fluctuate as compared to these guidelines as a result of Investment Committee actions.

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 7 – RETIREMENT BENEFITS – Continued
The fair value of MGE’s pension plan assets by asset category at the dates indicated is as follows:

	Fair Value as of	Fair Value Measurements at December 31, 2012 Using Fair Value Hierarchy
	December 31, 2012	Level 1	Level 2	Level 3
Asset Category:
Cash and cash equivalents	$12,468	$12,468	$—	$—
Mutual fund (1)	95,697	—	95,697	—
Multi-strategy hedge funds (2)	8,170	—	8,170	—
Total	$116,335	$—	$103,867	$—

	Fair Value as of	Fair Value Measurements at December 31, 2011 Using Fair Value Hierarchy
	December 31, 2011	Level 1	Level 2	Level 3
Asset Category:
Cash and cash equivalents	$8,854	$8,854	$—	$—
Mutual fund (1)	83,073	—	83,073	—
Multi-strategy hedge funds (2)	7,788	—	7,788	—
Total	$99,715	$8,854	$90,861	$—

(1)
This commingled fund invests primarily in a diversified portfolio of equity and fixed income funds.  As of December 31, 2012, the fund was primarily comprised of approximately 34% large-cap U.S. equities, 7% small-cap U.S. equities, 22% international equities, 28% fixed income securities, and 9% in other investments.  As of December 31, 2011, the fund was primarily comprised of approximately 36% large-cap U.S. equities, 6% small-cap U.S. equities, 20% international equities, 30% fixed income securities, and 8% in other investments.  These investments are generally redeemable on a daily basis at the net asset value per share of the investment.

(2)
Primarily includes hedge funds that invest in multiple strategies, including relative value, opportunistic/macro, long/short equities, merger arbitrage/event driven, credit, and short selling strategies, to generate long-term capital appreciation through a portfolio having a diversified risk profile with relatively low volatility and a low correlation with traditional equity and fixed-income markets.  These investments can generally be redeemed effective as of the last day of a calendar quarter at the net asset value per share of the investment with approximately 65 days prior written notice.

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 7 – RETIREMENT BENEFITS – Continued
The fair value of the MGEs’ other postretirement plan assets by asset category at the dates indicated is as follows:

	Fair Value as of	Fair Value Measurements at December 31, 2012 Using Fair Value Hierarchy
	December 31, 2012	Level 1	Level 2	Level 3
Asset Category:
Cash and cash equivalents	$—	$—	$—	$—
Mutual fund (1)	31,823	31,823	—	—
Total	$31,823	$31,823	$—	$—

	Fair Value as of	Fair Value Measurements at December 31, 2011 Using Fair Value Hierarchy
	December 31, 2011	Level 1	Level 2	Level 3
Asset Category:
Cash and cash equivalents	$—	$—	$—	$—
Mutual fund (1)	28,758	28,758	—	—
Total	$28,758	$28,758	$—	$—

(1)
This fund of funds primarily invests in a combination of equity, fixed income and short-term mutual funds.  As of December 31, 2012, the fund was primarily comprised of approximately 17% large-cap U.S. equities, 3% small-cap U.S. equities, 10% international equities, 53% fixed income securities, 10% cash, and 7% in other investments.  As of December 31, 2011, the fund was primarily comprised of approximately 19% large-cap U.S. equities, 2% small-cap U.S. equities, 10% international equities, 55% fixed income securities, 8% cash, and 6% in other investments.

The Level 1 plan assets are valued based on active market quotes.  The Level 2 plan assets are valued based on the net asset value per share (or its equivalent) of the investments, which was not determinable through publicly published sources but was determined by Southern Union to be calculated consistent with authoritative accounting guidelines.  See Note 2 for information related to the framework used by Southern Union to measure the fair value of its pension and other postretirement plan assets.

6.	Contributions
MGE expects to contribute approximately $12.9 million to its pension plans and approximately zero to its other postretirement plans in 2013.  MGE funds the cost of the plans in accordance with federal regulations, not to exceed the amounts deductible for income tax purposes.

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 7 – RETIREMENT BENEFITS – Continued

7.	Benefit Payments
MGEs’ estimate of expected benefit payments, which reflect expected future service, as appropriate, in each of the next five years and in the aggregate for the five years thereafter are shown in the table below.

Years	Benefits	Other Postretirement benefits (Gross, Before Medicare Part D)	Other Postretirement benefits (Medicare Part D Subsidy Receipts)
2013	$9,246	$3,008	$534
2014	9,594	2,551	593
2015	9,264	2,599	643
2016	9,316	2,640	699
2017	9,515	2,699	755
2018 - 2022	49,330	13,088	2,403

The Medicare Prescription Drug Act provides for a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D.

8.	Defined Contribution Plan
Southern Union sponsors a defined contribution savings plan (Savings Plan) that is available to all employees.  Southern Union provided maximum matching contributions based upon certain Savings Plan provisions during 2010 through 2012 ranging from 2% to 6.25% of each participant’s compensation paid into the Savings Plan.  Company contributions are 100% vested after six years of continuous service for MGE’s union employees.  Company contributions to the Savings Plan during the period from Acquisition (March 26, 2012) to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2011 and 2010 were $1.2 million, $0.4 million, $1.5 million and $1.5 million, respectively.
In addition, Southern Union makes employer contributions on behalf of MGE to separate accounts, referred to as Retirement Power Accounts, within the defined contribution plan.  The contribution amounts are determined as a percentage of compensation and range from 3.5% to 12%.  Company contributions are generally 100% vested after five years of continuous service.  Company contributions to Retirement Power Accounts during the period from Acquisition (March 26, 2012) to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2011 and 2010 were $0.4 million, $0.1 million, $0.5 million and $0.5 million, respectively.

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 8 – TAXES ON INCOME
The following tables provide a summary of the current and deferred components of income tax expense (benefit) for the periods presented:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
Current expense (benefit):
Federal	$(1,099)	$(714)	$13,488	$6,979
State	(186)	(122)	2,289	1,184
Total	(1,285)	(836)	15,777	8,163
Deferred expense:
Federal	12,662	5,849	2,691	12,744
State	2,154	988	457	2,163
Total	14,816	6,837	3,148	14,907
Total income tax expense	$13,531	$6,001	$18,925	$23,070
Effective tax rate	46%	39%	39%	39%

The differences between MGE EITR and the U.S. federal income tax statutory rate for the periods presented were as follows:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012	Years Ended December 31,
			2011	2010
Computed statutory income tax expense at 35%	$9,580	$5,424	$17,099	$20,863
Changes in income taxes resulting from:
Nondeductible executive compensation	2,651	—	—	—
State income taxes, net of federal income tax benefit	1,279	563	1,785	2,176
Other	21	14	41	31
Actual income tax expense	$13,531	$6,001	$18,925	$23,070

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 8 – TAXES ON INCOME – Continued
Deferred income taxes result from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.  The table below summarizes the principal components of MGE and NEG’s deferred tax assets (liabilities) as follows:

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Deferred income tax assets:
Pension and other postretirement benefits	$6,282	$26,741
Other	1,498	4,641
Total deferred income tax assets	7,780	31,382

Deferred income tax liabilities:
Property, plant and equipment	(150,383)	(145,392)
Deferred gas costs	(11,975)	(8,037)
Goodwill	(17,360)	(17,473)

Other	(5,688)	(4,716)
Total deferred income tax liabilities	(185,406)	(175,618)

Net deferred income tax liability	(177,626)	(144,236)
Less: current income tax liabilities	(10,626)	(5,793)
Accumulated non-current deferred income taxes	$(167,000)	$(138,443)

MGE is included in the Southern Union consolidated federal income tax return. Southern Union is no longer subject to U.S. federal, state or local examinations for the tax years prior to 2004. MGE did not have any unrecognized tax benefits at December 31, 2012 or 2011.

NOTE 9 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
MGE is exposed to certain risks in its ongoing business operations.  The primary risk managed by using derivative instruments is commodity price risk.   Natural gas price swaps are the principal derivative instruments used by MGE to manage commodity price risk associated with purchases and/or sales of natural gas, although other commodity derivative contracts may also be used from time to time.  MGE recognizes all derivative instruments as assets or liabilities at fair value in the balance sheets. To a lesser extent, call options are also used for mitigating price fluctuations in gas costs.

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 9 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES – Continued
1.    Commodity Contracts
MGE enters into natural gas commodity financial instruments to manage the exposure to changes in the cost of natural gas passed through to utility customers that result from movements in market commodity prices.  The cost of the derivative instruments and settlement of the respective obligations are recovered from utility customers through the purchased natural gas adjustment clause as authorized by the applicable regulatory authority and therefore do not impact earnings.
Natural Gas Price Swaps.  As of December 31, 2012, MGE had outstanding pay-fixed natural gas price swaps with total notional amounts of 19.0 Bcf and 6.5 Bcf for 2013 and 2014, respectively.  These natural gas price swaps are accounted for as economic hedges, with changes in their fair value recorded to deferred natural gas purchases.
MGE has master netting arrangements with certain of its counterparties, which permit applicable obligations of the parties to be settled on a net versus gross basis.  If a right of offset exists, the fair value amounts for the derivative instruments are reported in the balance sheets on a net basis and disclosed herein on a gross basis.

2.	Summary Financial Statement Information
The following table summarizes the fair value amounts of the MGEs’ asset and liability derivative instruments and their location reported in the balance sheets at the dates indicated.

	Fair Value
	Derivative Assets		Derivative Liabilities
	Successor	Predecessor	Successor	Predecessor
Balance Sheet Location	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Economic Hedges:
Commodity contracts:
Natural gas price swaps:
Deferred charges	$587	$—	$—	$—
Derivative instrument liability	—	—	8,142	34,468
Deferred credits	—	—	—	5,640
Total	$587	$—	$8,142	$40,108

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 9 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES – Continued
The following tables summarize the location and amount (excluding income tax effects) of derivative instrument gains and losses reported in MGE’s consolidated financial statements for the periods presented:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31,	Period from January 1, 2012 to March 25,	Years Ended December 31,

	2012	2012	2011	2010
Economic Hedges:
Commodity contracts :
Change in fair value – increase (decrease) in deferred natural gas purchases	$(30,595)	$(1,958)	$2,673	$(6,165)

3.	Derivative Instrument Contingent Features
Certain of the MGE derivative instruments contain provisions that require Southern Union’s debt to be maintained at an investment grade credit rating from each of the major credit rating agencies.  If Southern Union’s debt were to fall below investment grade, Southern Union would be in violation of these provisions, and the counterparties to the derivative instruments could potentially require Southern Union to post collateral for certain of the derivative instruments.  The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a net liability position at December 31, 2012 was $3.9 million.

NOTE 10 – FAIR VALUE MEASUREMENT:
The following table sets forth MGE’s assets and liabilities that are measured at fair value on a recurring basis at the date indicated:

	Fair Value as of	Fair Value Measurements at December 31, 2012 Using Fair Value Hierarchy
	December 31, 2012	Level 1	Level 2	Level 3
Assets:
Commodity derivatives	$587	$—	$587	$—
Total	$587	$—	$587	$—
Liabilities:
Commodity derivatives	$8,142	$—	$8,142	$—
Total	$8,142	$—	$8,142	$—

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 10 – FAIR VALUE MEASUREMENT - Continued

	Fair Value as of	Fair Value Measurements at December 31, 2011 Using Fair Value Hierarchy
	December 31, 2011	Level 1	Level 2	Level 3
Liabilities:
Commodity derivatives	$40,108	$—	$40,108	$—

Total	$40,108	$—	$40,108	$—

MGE has no Level 1 or Level 3 instruments measured at fair value at December 31, 2012 or 2011 and there were no transfers between hierarchy levels. MGEs’ Level 2 instruments primarily include natural gas swap derivatives that are valued using pricing models based on an income approach that discounts future cash flows to a present value amount.  The significant pricing model inputs for natural gas swap derivatives include published NYMEX forward index prices for delivery of natural gas at Henry Hub, Permian Basin and Waha.  The pricing models also adjust for nonperformance risk associated with the counterparty or MGE, as applicable; through the use of credit risk adjusted discount rates based on published default rates.
Due to their short-term nature, the approximate fair value of MGEs’ cash and cash equivalents, accounts receivable and accounts payable is equal to book value.

NOTE 11 – REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES, AND
ENVIRONMENTAL LIABILITIES

1.	Environmental Matters
MGE is subject to federal, state and local laws, rules and regulations regarding water quality, hazardous and solid waste management, air quality control and other environmental matters. These laws, rules and regulations require MGE to conduct its operations in a specified manner and to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals.  Failure to comply with environmental laws, rules and regulations may expose MGE to significant fines, penalties and/or interruptions in operations. MGE’s environmental policies and procedures are designed to achieve compliance with such applicable laws and regulations. These evolving laws and regulations and claims for damages to property, employees, other persons and the environment resulting from current or past operations may result in significant expenditures and liabilities in the future. MGE engages in a process of updating and revising its procedures for the ongoing evaluation of its operations to identify potential environmental exposures and enhance compliance with regulatory requirements.

2.	Environmental Remediation
MGE is allowed to recover environmental remediation expenditures through rates in certain jurisdictions within its regulated businesses.  Significant charges to earnings could be required prior to rate recovery for jurisdictions that do not have rate recovery mechanisms.

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 11 – REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES, AND
ENVIRONMENTAL LIABILITIES
MGE is responsible for environmental remediation at various contaminated sites that are primarily associated with former manufactured gas plants (MGPs) and sites associated with the operation and disposal activities of former MGPs that produced a fuel known as “town gas.” Some byproducts of the historic manufactured gas process may be regulated substances under various federal and state environmental laws. To the extent these byproducts are present in soil or groundwater at concentrations in excess of applicable standards, investigation and remediation may be required.  The sites include properties that are part of MGE’s ongoing operations, sites formerly owned or used by MGE and sites owned by third parties. Remediation typically involves the management of contaminated soils and may involve removal of old MGP structures and remediation of groundwater. Activities vary with site conditions and locations, the extent and nature of the contamination, remedial requirements, complexity and sharing of responsibility; some contamination may be unrelated to former MGPs. The ultimate liability and total costs associated with these sites will depend upon many factors. If remediation activities involve statutory joint and several liability provisions, strict liability, or cost recovery or contribution actions, MGE could potentially be held responsible for contamination caused by other parties.  In some instances, MGE may share liability associated with contamination with other potentially responsible parties (PRPs) and may also benefit from insurance policies or contractual indemnities that cover some or all of the cleanup costs. These sites are generally managed in the normal course of business or operations.

3.	Environmental Remediation Liabilities
The table below reflects the amount of accrued liabilities recorded in the balance sheets at the dates indicated to cover environmental remediation actions where management believes a loss is probable and reasonably estimable.  Except for matters discussed above, MGE does not have any material environmental remediation matters assessed as reasonably possible that would require disclosure in the financial statements.

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Current	$715	$690
Noncurrent	575	851
Total environmental liabilities	$1,290	$1,541

For the period from Acquisition (March 26, 2012) to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2011 and 2010, MGE had $0.7 million, $0.1 million, $0.7 million and $1.1 million, respectively, of expenditures related to environmental cleanup programs.

4.	Litigation and Other Claims
Kansas City, Missouri Natural Gas Explosion. On February 19, 2013, there was a natural gas explosion and fire at JJ’s Restaurant on the Country Club Plaza in Kansas City, Missouri. One person was killed and media reports indicate that approximately fifteen people were transported to area hospitals. The extent and nature of those injuries are unknown. Three MGE employees were taken to the hospital, one of whom was hospitalized for approximately two weeks. The single-story restaurant was completely destroyed. Immediately surrounding buildings sustained

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 11 – REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES, AND
ENVIRONMENTAL LIABILITIES – Continued
damage, but the full extent of that damage is unknown at this time. The investigation is ongoing, but it has been determined that a contractor, Heartland Midwest LLC, was in the process of installing a cable television line for Time Warner Cable via a horizontal directional drilling system and tore a hole of currently unknown size in a two-inch plastic gas main that was approximately 38 inches below the surface. Heartland Midwest, LLC purportedly failed to properly verify the location of the gas main by test-hole (pot-holing). The utility locates were completed by MGE’s contractor, USIC Locating Services, Inc. Several parties have retained counsel. One lawsuit was filed on March 22, 2013 on behalf of six injured restaurant employees against MGE, USIC, Heartland Midwest, Time Warner Cable, Missouri One Call (Missouri’s notification center for utility locates), and MGE employee Michael Palier (MGE’s first responder). No demands have been made. MGE will assess its potential exposure as the matter progresses.
Joplin, Missouri Tornado. On Sunday, May 22, 2011, at approximately 5:40 pm, what has been described as the worst tornado in the United States in the last 60 years and one of the deadliest in American history, struck Joplin, Missouri, a city served by MGE. The tornado was designated by the National Weather Service as an EF-5, the strongest category on the Enhanced Fujita Scale. Over ten miles of MGE’s mains and in excess of 3,500 service lines were damaged beyond repair and removed from service.
On June 10, 2011, MGE filed an application with the MPSC requesting authority to defer the financial impact of the tornado that struck Joplin on the grounds that the tornado constituted a material, extraordinary and non-recurring event with respect to MGE’s operations.  On January 25, 2012, the MPSC issued its Report and Order in which it granted MGE’s request to defer as a regulatory asset for consideration of recovery in a future rate proceeding the incremental costs occasioned by the tornado but denied MGE’s request to defer as a regulatory asset for consideration of recovery in a future rate proceeding the lost revenues due to the tornado.
MGE has pursued insurance recoveries related to the property damage incurred. As insurance proceeds were received they were accounted for as a recovery of costs incurred or replacement cost yet to be incurred by the nature of the expenditure as follows:

	2011	2012	2013
Operating Expenses	$1,219	$—	$—
Net Property Plant and Equipment	98	1,864	—
Deferred Credits	—	736	3,100
Deferred Gas Costs	184	—	—
Total	$1,501	$2,600	$3,100

To date, MGE estimates that the net loss in customers is approximately 2,200 that will have an ongoing impact on net earnings estimated to be approximately $700,000 per year until the customers have re-established service.
MGE is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business.
MGE records accrued liabilities for litigation and other claim costs when management believes a loss is probable and reasonably estimable.  When management believes there is at least a reasonable possibility that a material loss or an additional material loss may have been incurred, MGE discloses (i) an estimate of the possible loss or range of loss in excess of the amount accrued; or (ii) a statement that such an estimate cannot be made.  As of December 31, 2012 and 2011, MGE recorded litigation and other claim-related accrued liabilities of $1.7 million and $3.3 million, respectively.

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 11 – REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES, AND
ENVIRONMENTAL LIABILITIES – Continued
Except for the matters discussed above, MGE does not have any material litigation or other claim contingency matters assessed as probable or reasonably possible that would require disclosure in the financial statements.

5.	Lease Commitments
MGE leases certain facilities, equipment and office space under cancelable and non-cancelable operating leases.
Future minimum lease commitments for such leases are:

Years Ending December 31:
2013	$1,209
2014	886
2015	650
2016	—
2017	—
Thereafter	—

Rental expense was $0.9 million, $0.3 million, $1.3 million and $1.0 million for the period from Acquisition (March 26, 2012) to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2011 and 2010, respectively.

6.	Other Commitments and Contingencies
Purchase Commitments.  At December 31, 2012, MGE had purchase commitments for natural gas transportation services, storage services and certain quantities of natural gas at a combination of fixed, variable and market-based prices that have an aggregate value of approximately $501.9 million.  MGE’s purchase commitments may be extended over several years depending upon when the required quantity is purchased.  MGE has purchased natural gas tariffs in effect for all its utility service areas that provide for recovery of its purchased natural gas costs under defined methodologies and MGE believes that all costs incurred under such commitments will be recovered through its purchased natural gas tariffs.
Missouri Safety Program.  Pursuant to a 1989 MPSC order, MGE is engaged in its service territories in the Missouri Safety Program.  This program includes replacement of MGE and customer-owned natural gas service and yard lines, the movement and resetting of meters, the replacement of cast iron mains and the replacement and cathodic protection of bare steel mains.  In recognition of the significant capital expenditures associated with this safety program, the MPSC initially permitted the deferral and subsequent recovery through rates of depreciation expense, property taxes and associated carrying costs over a 10-year period. On August 28, 2003, the State of Missouri passed certain statutes that provided MGE the ability to adjust rates periodically to recover depreciation expense, property taxes and carrying costs associated with the Missouri Safety Program, as well as investments in public improvement projects.  The continuation of the Missouri Safety Program will result in significant levels of future capital

Missouri Gas Energy - Stand Alone
NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 11 – REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES, AND
ENVIRONMENTAL LIABILITIES – Continued
expenditures for MGE. MGE incurred capital expenditures in connection with the Missouri Safety Program of $9.0 million, $3.0 million, $14.0 million and $14.0 million for the for the period from Acquisition (March 26, 2012) to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2011 and 2010, respectively. MGE estimates incurring approximately $135.1 million over the next 10 years, after which all service lines, representing about 34% of the annual safety program investment will have been replaced.
Regulation and Rates.  See Note 12 for potential contingent matters associated with MGE’s regulated operations.
Unclaimed Property Audits.  MGE is subject to the laws and regulations of states and other jurisdictions concerning the identification, reporting and escheatment (the transfer of property to the state) of unclaimed or abandoned funds, and is subject to audit and examination for compliance with these requirements.  MGE is currently being examined by a third party auditor on behalf of nine states for compliance with unclaimed property laws.

NOTE 12 – REGULATION AND RATES:
On April 2, 2009, MGE made a filing with the MPSC seeking to implement an annual base rate increase of approximately $32.4 million. On February 10, 2010, the MPSC issued its Report and Order in this case, authorizing a revenue increase of $16.2 million and approving distribution rate structures for MGE’s residential and small general service customers (which comprised approximately 99% of its total customers and approximately 91% of its net operating revenues at the time the rates went into effect) that eliminate the impact of weather and conservation for residential and small general service margin revenues and related earnings in Missouri. The new rates became effective February 28, 2010. Judicial review of the MPSC’s Report and Order was sought by the Office of the Public Counsel, with respect to rate structure issues, and by MGE, with respect to cost of capital issues. By opinion issued on March 20, 2012, the Southern District of the Missouri Court of Appeals affirmed the MPSC’s Report and Order. That opinion is now final.

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NOTES TO FINANCIAL STATEMENTS - CONTINUED
(Tabular dollar amounts are in thousands)

NOTE 13 – QUARTERLY FINANCIAL DATA (UNAUDITED):
Summarized unaudited quarterly financial data is presented below:

	Predecessor	Successor
	Period from January 1, 2012 to March 25, 2012	Period from March 26, 2012 to March 31, 2012	Quarter Ended			Total Period from March 26, 2012 to December 31, 2012
			June 30, 2012	September 30, 2012	December 31, 2012
Operating revenues	$162,296	$6,506	$73,403	$67,097	$143,025	$290,031
Operating (loss) income	15,407	(8,938)	9,246	10,559	16,485	27,351
Income (loss)	9,497	(6,292)	5,289	5,721	9,122	13,841

	Predecessor
	Quarter Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	Total
Operating revenues	$283,021	$94,421	$75,072	$146,530	$599,045
Operating income	17,716	2,377	7,705	20,934	48,733
Income	10,923	1,426	4,636	12,943	29,928